Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 6, 2026 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the quarterly payment period ended December 31, 2025.

Unitholders of record on January 16, 2026 will receive a distribution amounting to $1,610,000 or $0.140 per unit payable January 23, 2026.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	143,087
Average price (per BOE)	$56.60
Gross proceeds	$8,098,708
Costs	$5,803,162
Net profits	$2,295,546
Percentage applicable to Trust’s 80%
Net profits interest	$1,836,437
MV Partners reserve for capital expenditures	$--
Total cash proceeds available for the Trust	$1,836,437
Provision for current estimated Trust expenses	$(226,437)
Net cash proceeds available for distribution	$1,610,000

Termination of the Trust

As previously disclosed in the Trust’s annual and quarterly reports filed with the Securities and Exchange Commission, the net profits interest will terminate on June 30, 2026 (the “Termination Date”) because the minimum amount of production (14.4 MMBoe) applicable to the net profits interest has been produced and sold (which amount is the equivalent of 11.5 MMBoe with respect to the Trust’s net profits interest). The Trustee will make a final quarterly cash distribution, if any, on or about July 24, 2026 to the Trust unitholders of record on the 15th day following June 30, 2026, and the Trust units are expected to be cancelled shortly thereafter. The Trust will not be entitled to any net proceeds that MV Partners, LLC (“MV Partners”) receives after the Termination Date from the sale of production from the underlying properties. The Trust will dissolve and commence winding up its business and affairs after the Termination Date and, once the Trust winds up and terminates, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur after the termination of the net profits interest.

Potential Delisting of Trust Units

If the Trust units are trading at a price substantially in excess of the aggregate distributions that may reasonably be expected to be made prior to the termination of the Trust, the price decline associated with the termination is likely to include one or more abrupt substantial decreases, similar to the substantial decrease experienced during the fourth quarter of 2025. Please see the risk factor captioned “The market price for the Trust Units may not reflect the value of the net profits interest held by the Trust and, in addition, over time will decline to zero around or shortly after the termination date of the net profits interest, June 30, 2026” in Item 1A of the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Under the continued listing requirements of the New York Stock Exchange (“NYSE”), a company will be considered to be out of compliance with the exchange’s minimum price requirement if the company’s average closing price over a consecutive 30-trading-day period is less than $1.00 (the “Minimum Price Requirement”). Under NYSE rules, a company that is out of compliance with the Minimum Price Requirement has a cure period of six months to regain compliance if it notifies the NYSE within 10 business days of receiving a deficiency notice of its intention to cure the deficiency. Due to the nature of the Trust and the limited powers of the Trustee, however, if the Trust units were to fall below the Minimum Price Requirement, the Trust does not expect to be able to demonstrate an intention to cure any such deficiency. In that event, the NYSE has indicated that it would initiate the delisting process for the Trust units promptly after delivering a deficiency notice to the Trust, without any cure period.

If delisted by the NYSE, the Trust units are expected to be transferred to the over-the-counter (“OTC”) market, a significantly more limited market than the NYSE, which could affect the market price, trading volume, liquidity and resale price of the Trust units. Securities that trade on the OTC markets also typically experience more volatility compared to securities that trade on a national securities exchange.

Due to the expected decline in the trading price of the Trust units prior to the Termination Date, the Trust may be unable to maintain compliance with the Minimum Price Requirement and could become subject to the NYSE delisting procedures prior to the Termination Date.

Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expectations regarding any final distribution to unitholders following the termination of the net profits interest, expectations regarding the future trading price of the Trust units, and statements regarding the possible delisting of the Trust units. Although MV Partners has advised the Trust that MV Partners believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2025. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020
601 Travis Street, Floor 16, Houston, TX 77002